Exhibit 99.1

GameTech Reports First Quarter Financial Results

First Quarter Results

•	Quarterly revenues decreased by 4% to $12.6 million compared to $13.2 million for the comparable quarter in 2003

•	Diluted earnings per share down $0.04 from the first quarter of 2003

•	Beta testing of new product, the Traveler™ portable color terminal, continuing into second quarter

RENO, Nev., February 27, 2004 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced financial results for the Company’s first fiscal quarter ended January 31, 2004. Revenues for the quarter were over $12.6 million compared to $13.2 million for the comparable quarter in 2003. The Company experienced a net loss of $15,000 for the three months, equal to less than $0.01 per diluted share, compared to the previous year’s first quarter net income of approximately $522,000, or $0.04 per diluted share. The Company attributed the revenue decline to several factors, including fewer installed terminals in some geographical markets and price erosion due to competition in others.

The Company’s cost of revenues increased approximately $610,000 over the comparable quarter in 2003. The greater costs were primarily a result of a rise in service costs of $240,000 due to increased staffing in field and product support centers, and a $300,000 increase in depreciation expenses as more of the Company’s TED2CTM portable color terminals were acquired.

Improvements in sales and marketing and general and administrative expenses provided a partial offset to the higher costs associated with revenue production. The Company, however, continues to experience high legal costs related with ongoing litigation.

The emphasis on new product development continues as a major focus for the Company. In addition to research and development expenses, the Company capitalized approximately $150,000 of costs connected with the internal development of software that meets technological feasibility and recoverability tests in accordance with Financial Accounting Standards Board Statement No. 86.

Clarence Thiesen, chief executive officer stated, “our industry has become increasingly competitive and, despite our market share and brand awareness, we are mindful of the importance of responding to client needs by both introducing exciting new products and providing increased levels of service. As a result, we continue to stress research and development, with positive results. Not only are we developing new product models, but also diversifying our offerings with new features that can be added to existing models, a strategy that has proven successful by the launch of Pay-N-Play™, our fast-action, credit-based bingo feature, introduced late last year.”

Thiesen also announced that the Company’s newest portable product, the Traveler™ terminal, is still in beta testing. “While our beta tests to date have been very encouraging, we have identified improvements that we believe should be made prior to general release in order to assure that the Traveler™ terminal will enhance the results for our customers and increase returns for our stockholders,” said Thiesen.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals and turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include new product and product feature development and expectations of the financial growth and operating results of the Company. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2003.

-more-

GAMETECH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
(In thousands, except share and per share amounts)

	Three Months
	Ended
	January 31,
	2003	2004
	(Unaudited)
Revenue	$13,198	$12,615
Operating expenses:
Cost of revenues	5,264	5,874
General and administrative	2,902	2,780
Sales and marketing	3,193	3,035
Research and development	996	957

	12,355	12,646

Income (loss) from operations	843	(31)
Interest income and other, net	7	6

Income (loss) before provision for income taxes	850	(25)
Provision (benefit) for income taxes	328	(10)

Net income (loss)	$522	$(15)

Basic net income (loss) per share	$0.05	$(0.00)

	Three Months
	Ended
	January 31,
	2003	2004
	(Unaudited)
Diluted net income (loss) per share	$0.04	$(0.00)

Shares used in the calculation of net income per share:
Basic	11,588,396	11,737,439

Diluted	11,705,393	11,737,439

Balance Sheet Data

	October 31, 2003	January 31, 2004

	(audited)	(unaudited)
Cash and equivalents	$10,202	$9,733
Short-term investments	1,750	348
Total current assets	18,361	17,612
Total assets	60,175	59,385
Total current liabilities	3,555	4,203
Total liabilities	7,554	8,187
Total stockholders’ equity	52,621	51,198
Total liabilities and stockholders’ equity	$60,175	$59,385